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                                                                   EXHIBIT 10.16

                                                Confidential Treatment Requested

                              SECOND AMENDMENT TO
                       DISTRIBUTION AND LICENSE AGREEMENT

     THIS SECOND AMENDMENT TO DISTRIBUTION AND LICENSE AGREEMENT (this "Second Amendment") is made as of this 19th day of January, 2000 between Data Critical Corporation, a Delaware corporation ("DCC"), and GE Marquette Medical Systems, Inc., a Wisconsin corporation (f/k/a Marquette Medical Systems, Inc.) ("Marquette").

     WHEREAS, DCC and Marquette are parties to that certain Distribution and License Agreement dated as of January 23, 1997 (the "Agreement"), as amended by that certain Addendum dated as of September 14, 1998 (the "First Amendment").

     WHEREAS, the parties wish to supplement and amend the Agreement and restate the terms of the First Amendment.

     NOW THEREFORE, in consideration of the mutual agreements contained in the Agreement and in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Amendments to Agreement.

     A.   Amendment to Section 7 of the Agreement. The second sentence of
          Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "This Agreement shall be extended for an additional four-year term following the Initial Term ("Successive Term"), except as this Agreement may otherwise be terminated in accordance herewith."

     B. Amendment to Section 21.10 of the Agreement. Section 21.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "21.10. Notices. Any notice required or permitted to be given to another party hereto shall be given by sending such notice by facsimile, registered mail or certified mail, postage prepaid to the address set forth below, or to such other address as that party may designate by like notice:

               If to DCC:        Data Critical Corp.
                                 19820 North Creek Parkway,
                                 Suite 100 Bothell, WA 98011
                                 Attn: Brad Harlow, VP Business Development
                                 Facsimile:  (425) 482-7010

               If to Marquette:  GE Marquette Medical Systems, Inc.

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                                 8200 W. Tower Avenue
                                 Milwaukee, WI 53223
                                 Attn:  Vice President for Marketing
                                 Facsimile:  (414) 362-3258

                                 with a copy to:
                                 GE Marquette Medical Systems, Inc.
                                 8200 W. Tower Avenue
                                 Milwaukee, WI 53223
                                 Attn:  General Counsel
                                 Facsimile:  (414) 362-2824

     C. Amendment to Annex A to the Agreement. Annex A to the Agreement is hereby deleted in its entirety and replaced by Annex A attached hereto and incorporated by reference herein.

     Section 2.  Additional Marquette Obligations -- Installed Base List.

     A. Delivery. Within 30 days of the execution of this Agreement, Marquette shall deliver to DCC a list of its customers located in the U.S. and Canada to whom it has sold any telemetry products or equipment manufactured by it that are compatible with the Products, as determined by Marquette (the "Installed Base List").

     B. Limited Use and Confidentiality. DCC acknowledges and agrees that the Installed Base List shall be considered Confidential Information of Marquette pursuant to the Agreement. Notwithstanding anything to the contrary, the Installed Base List shall be used by DCC for the sole purpose of selling or leasing the Products to end users, and shall not be used for any other purpose without the prior written consent of Marquette. The Installed Base List shall be disclosed only to those employees of DCC with a need to know, provided that any such persons are informed of and agree to abide by the confidentiality provisions of the Agreement and this Section 2.

     C. No Warranty. Marquette make no warranties under this Agreement with respect to the Installed Base List. The Installed Base List and all information contained therein are provided AS IS. NO WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO THE INSTALLED BASE LIST.

     D. Equitable Relief. DCC acknowledges and agrees that its failure to comply with the provisions of this Section 2 will cause irreparable harm to Marquette, the dollar amount of which will be difficult to determine. Therefore, DCC agrees that Marquette may seek and obtain equitable relief, including without limitation any


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          temporary or permanent injunction, with respect to any breach of this
          Section 2 by DCC.

Section 3.  Additional DCC Obligations

     A. Quarterly Reports. No later than 30 days following the end of each calendar quarter, beginning on the calendar quarter ending March 31, 2000, DCC shall provide a written report (each a "Quarterly Report") to Marquette, in form agreeable to Marquette, setting forth the following information:

          (i) all Products installed by DCC or its affiliates in the immediately preceding quarter;

          (ii) the name of each Person for whom any such Product is installed and the Products installed for each such Person;

          (iii) the location to which each such Product was shipped;

          (iv) the total Net Revenue (as defined below) to DCC from the Products so installed;

          (v)   The royalties due for such quarter, as calculated pursuant to
                Section 3.B hereof;

          (vi) a detailed review of Product performance and customer satisfaction for such quarter; and

          (vii) additional sales opportunities with respect to sales of Products by Marquette.

     B.   Royalty.

          (i) Royalty Rate. DCC shall pay Marquette royalties in the amount of [*] percent ([*]%) of the Net Revenue received by DCC for each Product installed by it or any of its affiliates or agents to any Person other than Marquette.

          (ii) Payment of Royalties. Each Quarterly Report shall be accompanied by payment of the royalty amounts (the "Royalty Payment") due Marquette as calculated in the Quarterly Report. Payments due to Marquette hereunder shall be paid in U.S. Dollars by corporate check or wire transfer of immediately available funds to an account designated by Marquette or in such other reasonable form and at such other reasonable place as Marquette may hereafter designate by notice

          (iii) Net Revenue. As used herein, the term "Net Revenue" means the "Gross Revenue" received by DCC but excluding, if separately stated, sales taxes,

[*] Confidential treatment requested

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                tariffs, duties and/or use taxes, installation fees, extended warranty charges, freight, shipping insurance and shipping costs. "Gross Revenue" shall mean consideration of all types received by DCC from sales or leases of Products to any Person (other than Marquette) including, but not limited to, money, securities and in-kind contributions to research efforts, with any consideration other than money being valued at its fair market value on the date received by DCC.

     C.   Exclusivity.

          (i) DCC covenants and agrees that it will not license or otherwise make commercially available the View on Demand Feature (as defined below) to or assist any other Person to develop a product competitive with the View on Demand Feature. The foregoing exclusivity shall expire as of any calendar quarter for which the Net Revenues derived from the sum of (1) each Product installed by DCC and (2) the value of all Products for new installations shipped by DCC to Marquette and their affiliates and agents, fall below the Targets set forth below or any Subsequent Targets (as defined herein) for the relevant period:

     Period                                     Target
     ------                                     ------
     First Quarter 2000                          $[*]
     Second Quarter 2000                         $[*]
     Third Quarter 2000                          $[*]
     Fourth Quarter 2000                         $[*]

                Solely for purposes of calculating the Net Revenue derived from each Product installed by DCC pursuant to clause (1) of this
                Section 3.C(i), the Net Revenue derived from each such Product shall be deemed to be $[*].

          (ii) If the exclusivity granted hereunder has expired, the OEM Prices set forth in Annex A to the Agreement, as amended hereby, may be increased by no more than [*]% upon such expiration and annually thereafter on each anniversary of the expiration of the exclusivity.

          (iii) Solely for purposes of this Section 3.C, Net Revenue shall not include any Royalty Payments paid by DCC to Marquette hereunder. In addition, to the extent that Net Revenues for any calendar quarter exceed the applicable Target for such quarter, such excess Net Revenue shall carry over into the next calendar quarter and shall be added to the Net Revenue

[*] Confidential treatment requested

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                for such quarter solely for the purposes of calculating the
                Target for such quarter in accordance with this Section 3.C.

          (iv) So long as the exclusivity granted hereunder remains applicable, the parties hereto agree to negotiate in good faith and come to mutual written agreement no later than December 1 of each year, with respect to revised quarterly Targets applicable to each calendar year during the Term of the Agreement (the "Subsequent Targets"); provided, however, that upon the failure of the parties to agree to such Subsequent Targets as of such December 1, the parties shall submit their dispute to the arbitration provisions set forth in Section 20 of the Agreement, with any such arbitration occurring in Chicago, Illinois.

          (v) So long as the exclusivity granted hereunder remains applicable, at least 25 days prior to (but no more than 30 days prior to) the end of each calendar quarter, DCC shall deliver to Marquette a written report (the "Exclusivity Report") setting forth (i) the total number of Products installed by it to Persons (other than Marquette) for the then current fiscal quarter as of the date of the Exclusivity Report; (ii) the Net Revenue derived from the Products so installed; (iii) DCC' s best estimate of the Net Revenue to be derived from the Products so installed for the remainder of the then current fiscal quarter.

          (vi) DCC agrees to keep accurate and correct books and records appropriate to determine the amount of royalties due Marquette hereunder. Records with respect to each installation of Products shall be retained for a period of three (3) years. During the term of the Agreement, and for an additional period of three (3) years thereafter, DCC agrees that its books, records and other documents shall be available during normal business hours for inspection by an independent certified public accountant selected by Marquette and reasonably acceptable to DCC for the sole purpose of verifying reports and payments due hereunder and otherwise confirming DCC's performance of its obligations hereunder; provided that such accountant shall first agree in writing to maintain all information learned in such inspection in strict confidence except as reasonably necessary to explain to Marquette any breach by DCC hereunder. No such inspection shall unreasonably interfere with normal business activities conducted by DCC. If such review reveals an underpayment of royalties due hereunder of more than five percent (5%), DCC shall pay all of Marquette's costs associated with such review.

          (vii) For purposes of this Agreement, the "View on Demand Feature" shall mean the ability to use a button built into the patient's telemetry pack to cause a current sample ECG waveform page to be transmitted to the Product's assigned receiver(s).

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     D.   Infringement.  DCC shall not use or incorporate into the Products or other technology or items furnished hereunder any copyrighted, patented or proprietary materials of any other Person without the written authorization of such Person. DCC shall defend, indemnify and hold Marquette, its affiliates or their customers harmless from any and all claims, suit, or other proceeding ("Claims") brought against Marquette, its affiliates or their customers that any Product or process resulting from its use infringes or misappropriates any patent, copyright or trade secret of any other Person. Marquette shall notify DCC promptly in writing of any such Claim and shall grant to DCC such authority, information and assistance at DCC's expense as may be reasonably necessary for DCC to defend any such Claim; provided, however, that any failure by Marquette to so promptly notify or provide such authority, information, or assistance shall reduce the indemnity hereunder solely to the extent that DCC is actually prejudiced by such failure. DCC shall pay all damages and costs awarded against Marquette, its affiliates or their customers with respect to any such Claim, including reasonable attorneys fees. If use of any Product or other item is enjoined, DCC shall, at its sole expense, procure the right to continue using the Product or item, replace the Product or item with a non-infringing equivalent, or with, Marquette's written approval, remove the Product or item and refund the purchase price and any transportation and installation cost.

     Section 4.  Representations and Warranties.

     A. Representations and Warranties of DCC. DCC represents and warrants to Marquette as follows:

          (i) that DCC has full corporate power and authority to execute and deliver this Second Amendment and to perform the transactions contemplated hereunder;

          (ii) that DCC has full right, power and authority to enter into and perform this Second Amendment;

          (iii) that the Product is, or will be made at no cost to Marquette, functionally equivalent to the IMPACT.wf version 2.0 software previously provided to Marquette pursuant to the terms of the First Amendment prior to amendment hereby and shall conform strictly to the specifications attached hereto as Annex B;

          (iv) that neither the performance nor the functionality of any Product (including any related data or interface) will be affected in any way by the advent of the year 2000, nor will any Product (including any related data or interface) affect any system or product of Marquette in any way by the advent of the year 2000;

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          (v)   that, with respect to each Product delivered hereunder, as of the date of such delivery, DCC shall have complied with all laws and regulations applicable to such Products and this Agreement, including without limitation:

               (a) DCC shall represent and will certify on all invoices, that the items were produced in compliance with the Fair Labor Standards Act of 1938 as amended.

               (b) Unless exempt, DCC shall comply with the equal opportunity clause in 41 CFR 6-1.4 , the affirmative action clause regarding disabled veterans and veterans of the Vietnam Era in 41 CFR 60-250.4; the affirmative action clause regarding handicapped workers in 41 CFR 60-74 14; any other provisions required by the Office of Federal Contract Compliance Programs as set forth in 41 CFR Chapter 60; the clauses relating to small business, small disadvantaged business and women owned small business in 48 CFR 52.219-9 and 52.219-13; Executive Order 11141 concerning age discrimination, and any others applicable Executive Orders.

               (c) the Products shall comply with all applicable sections of the Federal Food, Drug and Cosmetic Act, Federal Consumer Product Safety Act, and Federal communications Act as amended, and any other applicable product safety law and any other applicable regulation thereunder.

     B. Representations and Warranties of Marquette. Marquette represents and warrants to DCC as follows:

          (i) that it has full corporate power and authority to execute and deliver this Second Amendment and to perform the transactions contemplated hereunder; and

          (ii) that Marquette has full right, power and authority to enter into and perform this Second Amendment.

Section 5.  Miscellaneous.

     A. Except as otherwise defined or modified herein, all capitalized terms used in this Second Amendment shall have the meanings set forth in the Agreement.

     B. The terms and provisions of the Agreement, as amended hereby, shall remain in full force and effect. This Second Amendment hereby supercedes and replaces the terms of the First Amendment and such First Amendment shall hereafter be void and of no further force or effect. All references to the Agreement contained therein shall mean the Agreement, as amended hereby.

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     C.   This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     D. This Second Amendment and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, Marquette and DCC have caused this Second Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              GE MARQUETTE MEDICAL SYSTEMS, INC.

                                By    /s/ Kevin M. King

                                   Name: Kevin M. King

                                   Title: Vice President & General Manager
                                   Global Marketing 1/19/00


                              DATA CRITICAL CORPORATION

                                By    /s/ Brad Harlow

                                   Name: Brad Harlow

                                   Title: 1/21/00

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